Exhibit 99.(m)

FORM OF DISTRIBUTION AND SERVICE PLAN AGREEMENT

[NAME OF INSURANCE COMPANY]
[ADDRESS]

[DATE]

TCW Brokerage Services, Inc.
865 South Figueroa Street
Suite 1800
Los Angeles, CA 90017

Ladies and Gentlemen:

We wish to enter into an Agreement with you with respect to our providing distribution, advertising and marketing assistance and shareholder services relating to shares of each series (each a “Fund”) of the TCW Premier Funds set forth on Schedule A hereto, as such Schedule may be revised from time to time, for which you are the principal underwriter as defined in the Investment Company Act of 1940, as amended (the “Act”), and the nonexclusive agent for the continuous distribution of shares of the Funds.

The terms and conditions of this Agreement are as follows:

1.    We agree to provide distribution, advertising and marketing assistance to the Funds and shareholder services for the benefit of owners of variable annuity contracts and variable life insurance policies (together, “variable insurance products”) we issue through our separate accounts that invest in shares of the Funds (“owners”), which separate accounts are set forth on Schedule B hereto, as such Schedule may be revised from time to time. Such services may include, without limitation: the provision of personal and continuing services to owners; receiving, aggregating and processing purchase, exchange and redemption orders of owners; answering questions and handling correspondence from owners about their accounts; maintaining account records and providing owners with account statements; processing dividend payments for shares held beneficially; providing sub-accounting services for shares held beneficially; issuing reports and transaction confirmations to owners; forwarding shareholder communications to owners; receiving, tabulating and transmitting proxies executed by owners; general account administration activities; advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses with respect to a Fund; paying our employees or agents, securities broker-dealers and financial intermediaries or sales personnel who engage in or support the provision of services to owners and/or distribution of the shares, including salary, commissions, telephone, travel and related overhead expenses; incurring expenses of training sales personnel regarding the Funds; preparing, printing and distributing Fund prospectuses, statements of additional information, supplements thereto, and reports to prospective investors; organizing and conducting sales seminars and meetings designed to promote the sale of Fund shares; expenses of obtaining information and providing explanations to owners and wholesale and retail distributors of variable insurance products regarding Fund investment objectives and policies and other information about the Funds, including the performance of the Funds; expenses of training sales personnel regarding the Funds; expenses of personal services and/or maintenance of variable insurance product accounts with respect to shares attributable to such accounts; and such other similar activities and services as determined by the Board of Trustees from time to time.

2.    We shall provide such office space and equipment, telephone facilities and personnel as is necessary or beneficial for providing the services described in Paragraph 1 of this Agreement.

3.    We agree that neither we nor any of our employees or agents are authorized to make any representation concerning any Fund, except those contained in the then current Prospectus furnished to us by you or the Fund.

4.    We acknowledge that this Agreement is an agreement entered into pursuant to the Fund’s Distribution and Service Plan adopted pursuant to Rule 12b-1 under the Act, and that under such plan, agreements shall become effective for a Fund only when approved by vote of a majority of (i) the Fund’s Board of Trustees, (collectively “Trustees,” individually “Trustee”), and (ii) Trustees who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in the agreement, cast in person at a meeting called for the purpose of voting on such approval.

5.    This Agreement shall continue for a period of one year following the date of execution, and thereafter shall continue automatically for successive annual periods. Such continuance must be approved specifically at least annually by a vote of a majority of (i) the Fund’s Board of Trustees and (ii) Trustees who are not “interested persons” (as defined in the Act) of the Fund and have no direct or indirect financial interest in this Agreement, by vote cast in-person at a meeting called for the purpose of voting on such approval.

6.    (a)    This Agreement is terminable with respect to a Fund without penalty, at any time, by vote of a majority of the Fund’s Trustees who are not “interested persons” (as defined in the Act) and have no direct or indirect financial interest in this Agreement or, upon not more than 60 days’ written notice, by vote of holders of a majority of the Fund’s shares. As to all Funds, this Agreement is terminable without penalty upon 15 days’ notice by either party. In addition, you may terminate this Agreement as to any or all Funds immediately, without penalty, if the present investment adviser of such Fund(s) ceases to serve the Fund(s) in such capacity, or if you cease to act as distributor of such Fund(s). For any Fund, this Agreement shall terminate automatically without penalty upon the redemption of our investment and our separate accounts’ investment in the Fund. Notwithstanding anything contained herein, if we fail to perform the distribution, advertising, marketing and shareholder servicing functions contemplated herein as to any or all of the Funds, this Agreement shall be terminable effective upon receipt of notice thereof by us.

This Agreement also shall terminate automatically in the event of its assignment (as defined in the Act).

(b)    This Agreement shall become effective only when accepted and signed by you and when the conditions in Paragraph 4 of this Agreement are satisfied. This Agreement may be amended by you upon 15 days’ prior written notice to us, and such amendment shall be deemed accepted by us upon the acceptance of a fee payable under this Agreement after the effective date of any such amendment. This Agreement constitutes the entire agreement and understanding between the parties hereto relating to the subject matter hereof and supersedes any and all prior agreements between the parties hereto relating to the subject matter hereof.

7.    In consideration of the services and facilities described herein, we shall be entitled to receive from you, and you agree to pay to us, the fees described in each Fund’s Distribution and Service Plan adopted pursuant to Rule 12b-1 under the Act, and Prospectus. In this regard, you shall pay us on a [monthly, quarterly, semi-annual or annual] basis, an amount equal to [        ] basis points (0.    %) per annum of the average aggregate net asset value of the shares of the Funds held by our separate accounts as set forth on Schedule B hereto. For purposes of computing the payment to us, the average aggregate net asset value of the shares of the Fund held by each separate account over a [period] shall be computed by totaling the separate account’s aggregate investment (net asset value per share multiplied by the total number of shares held by the separate account) on each business day during the [period], and dividing by the total number of business days during such [period]. We understand that any payments pursuant to this Agreement shall be paid only so long as this Agreement, the Plan and the Fund’s participation agreement with us are in effect. We agree that no Trustee, officer or shareholder of the Fund shall be liable individually for the performance of the obligations hereunder or for any such payments.

8.    Each party hereby represents and warrants to the other party that: (a) it is a corporation, partnership or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it was organized; (b) it will comply with all applicable federal and state laws, and the rules, regulations, requirements and conditions of all applicable regulatory and self-regulatory agencies or authorities in the performance of its duties and responsibilities hereunder; (c) the execution and delivery of this Agreement and the performance of the transactions contemplated hereby have been duly authorized by all necessary action, and all other authorizations and approvals (if any) required for its lawful execution and delivery of this Agreement and its performance hereunder have been obtained; and (d) upon execution and delivery by it, and assuming due and valid execution and delivery by the other party, this Agreement will constitute a valid and binding agreement, enforceable in accordance with its terms.

9.    We represent and warrant that the services we agree to render under this Agreement are not services for which we deduct fees and charges under the variable insurance products investing in the shares or for which we are paid compensation pursuant to another arrangement.

10.    We agree to provide to you and each applicable Fund such information relating to our services hereunder as may be required to be maintained by you and/or such Fund under applicable federal or state laws, and the rules, regulations, requirements or conditions of applicable regulatory and self-regulatory agencies or authorities.

11.    (a)    We agree to indemnify and hold you harmless and your officers and directors, and each Fund and its Trustees from any and all loss, liability and expense resulting from our gross negligence or willful misfeasance or bad faith, or by reason of our reckless disregard of our obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of your willful misfeasance, bad faith or gross negligence in the performance of your duties, or by reason of the reckless disregard of your obligations and duties under this Agreement.

(b)    You agree to indemnify and hold us and our officers and directors harmless from any and all loss, liability and expense resulting from your gross negligence or willful misfeasance or bad faith, or by reason of our reckless disregard of our obligations and duties under this Agreement, except to the extent such loss, liability or expense is the result of our willful misfeasance, bad faith or gross negligence in the performance of our duties, or by reason of our reckless disregard of our obligations and duties under this Agreement.

12.    Neither this Agreement nor the performance of the services of the respective parties hereunder shall be considered to constitute an exclusive arrangement, or to create a partnership, association or joint venture between you and us. Neither party hereto shall be, act as, or represent itself as, the agent or representative of the other, nor shall either party have the right or authority to assume, create or incur any liability or any obligation of any kind, express or implied, against or in the name of, or on behalf of, the other party.

13.    All notices required or permitted to be given pursuant to this Agreement shall be given in writing and delivered by personal delivery or by postage prepaid, registered or certified United States first class mail, return receipt requested, or by telecopier, telex, telegram or similar means of same day delivery (with a confirming copy by mail as provided herein). Unless otherwise notified in writing, all notices to you shall be given or sent to you at 865 South Figueroa, Suite 1800, Los Angeles, California 90017, Attention: General Counsel, and all notices to us shall be given or sent to us at our address which shall be furnished to you in writing on or before the effective date of this Agreement.

14.    This Agreement shall be governed by and construed in accordance with the internal laws of the State of California, without giving effect to principles of conflict of laws.

Very truly yours, [NAME OF INSURANCE COMPANY]

By:
Title:

Accepted: TCW BROKERAGE SERVICES

By:
Title:

SCHEDULE A

FUND NAMES

SCHEDULE B

[LIFE INSURANCE COMPANY NAME] SEPARATE ACCOUNTS

DISTRIBUTION AND SERVICE PLAN

This Distribution and Service Plan (the “Plan”) dated December [    ], 2002, constitutes the plan adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended, to the extent applicable, on behalf of the TCW Premier Funds (the “Trust”), a Delaware business trust. The Plan relates to the series of the Trust set forth on Schedule A, attached hereto, as such schedule may be amended from time to time (the “Funds”).

Section 1.     Each Fund is authorized to pay to insurance companies, broker-dealers, banks, plan sponsors and recordkeepers, and other financial institutions (“Authorized Firms”) an aggregate fee in an amount not to exceed on an annual basis 0.25% of the average daily net asset value of the shares of such Fund (the “Plan Fee”) as compensation, or reimbursement for services rendered and/or expenses borne, in connection with the financing of the activities and services described in Section 2 pursuant to an agreement with an Authorized Firm. Some or all of the Plan Fee may be paid to an Authorized Firm that is the distributor of a Fund’s shares, which may, in turn, pay some or all of the Plan Fee to another Authorized Firm.

Payment of the Plan Fee shall be subject to applicable laws and regulations, as well as the rules of the National Association of Securities Dealers, Inc. (“NASD”). In accordance with NASD Conduct Rule 2830, as amended from time to time, the Plan Fee may constitute a “service fee,” as that term is defined in Conduct Rule 2830.

Section 2.     Without in any way limiting the discretion of the Board of Trustees of the Trust, the activities and services for which the Plan Fee may be paid may include, without limitation:

a.	the provision of personal and continuing services to beneficial owners of Fund shares;

b.	receiving, aggregating and processing purchase, exchange and redemption orders of beneficial owners;

c.	answering questions and handling correspondence from beneficial owners about their accounts;

d.	maintaining account records and providing beneficial owners with account statements;

e.	processing dividend payments for shares held beneficially;

f.	providing sub-accounting services for shares held beneficially;

g.	issuing reports and transaction confirmations to beneficial owners;

h.	forwarding shareholder communications to beneficial owners of shares;

i.	receiving, tabulating and transmitting proxies executed by beneficial owners of shares;

j.	general account administration activities;

k.	advertising, preparation of sales literature and other promotional materials, and related printing and distribution expenses with respect to a Fund;

l.
paying employees or agents of the distributor of the shares, other securities broker-dealers and financial intermediaries, sales personnel, or “associated persons” of the Trust who engage in or support the provision of services to investors and/or distribution of the shares, including salary, commissions, telephone, travel and related overhead expenses;

m.	incurring expenses of training sales personnel regarding the Funds;

n.	preparing, printing and distributing Fund prospectuses, statements of additional information, supplements thereto, and reports to prospective investors;

o.	organizing and conducting sales seminars and meetings designed to promote the sale of Fund shares;

p.
paying fees to one or more Authorized Firms in respect of the average daily value of shares beneficially owned by investors for whom the Authorized Firm is the dealer of record or holder of record, or beneficially owned by shareholders with whom the Authorized Firm has a servicing relationship;

q.
expenses of obtaining information and providing explanations to variable contract owners and wholesale and retail distributors of contracts regarding Fund investment objectives and policies and other information about the Funds, including the performance of the Funds;

r.	expenses of training sales personnel regarding the Funds;

s.	expenses of personal services and/or maintenance of variable contract accounts with respect to shares attributable to such accounts;

t.
incurring costs and expenses in implementing and operating the Plan, including capital or other expenses of associated equipment, rent, salaries, bonuses, interest, and other overhead or financing charges; and

u.	such other similar activities and services as determined by the Board of Trustees from time to time.

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In addition, Authorized Firms may enter into an agreement with the Trust or its distributor under which it would be entitled to receive compensation for, among other things, making the Funds available to its contract owners as funding vehicles for their variable insurance contracts.

Section 3.     In the event that activities or services for which an Authorized Firm may be compensated and/or reimbursed under the Plan are not specifically attributable to any particular Fund, the Trust may allocate the Plan Fee to each Fund deemed to be reasonably likely to benefit from such activities or services based upon the ratio of the average daily net assets of each such Fund during the previous quarter to the aggregate average daily net assets of all such Funds for such quarter; provided, however that any such allocation shall be subject to review and approval by the Board of Trustees and may be subject to such adjustments as the Board of Trustees shall deem appropriate to render the allocation fair and equitable under the circumstances.

Payment of Plan Fees as compensation or reimbursement for any activity or service shall not: (1) duplicate payments for the same activity or service under any other agreement or plan applicable to a Fund; or (2) constitute an admission that such activity or service is a distribution-related activity or service.

Section 4.     The Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreement, by votes of the majority of both (a) the Trustees of the Trust, and (b) the Independent Trustees, cast in person at a meeting called, at least in part, for the purpose of voting on the Plan or such agreement.

Section 5.     If adopted with respect to a Fund after any public offering of the Fund’s shares or the sale of the Fund’s shares to persons who are not affiliated persons of the Trust, affiliated persons of such person, promoters of the Trust, or affiliated persons of such persons, the Plan (solely with respect to distribution-related activities and/or services) must be approved by a vote of a majority of the outstanding shares of the Fund. Such approval shall constitute authorization to pay distribution-related Plan Fees accrued under the Plan with respect to the Fund prior to the date of such approval.

Section 6.     The Plan, and each related agreement, shall continue in effect with respect to a Fund for a period beyond one year only so long as such continuance is specifically approved at least annually in the manner provided for in Section 4.

Section 7.     Any person authorized to direct the disposition of the monies paid or payable by the Funds pursuant to the Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended pursuant to this Plan and the purpose for which such expenditures were made.

Section 8.     The Plan may be terminated with respect to a Fund at any time by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding shares of that Fund.

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Section 9. All agreements with any person relating to implementation of the Plan shall be in writing, and any agreement related to the Plan shall provide:

a.
That such agreement may be terminated with respect to a Fund at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of a majority of the outstanding shares of the Fund, on not more than 60 days’ written notice to any other party to the agreement; and

b.	That such agreement shall terminate automatically in the event of its assignment.

Section 10.     The Plan may not be materially amended unless approved in the manner provided for approval of the Plan in Section 4. The Plan shall not be amended to materially increase the amount spent for distribution with respect to a Fund without approval by a vote of a majority of the outstanding shares of the Fund.

Section 11.     While the Plan is in effect, Trustees who are not interested persons of the Trust shall constitute a majority of the Board of Trustees, and the selection and nomination of Trustees who are not interested persons of the Trust shall be committed to the discretion of the Trustees who are not interested persons of the Trust. While the Plan is in effect, any person who acts as legal counsel to the trustees who are not interested persons of the Trust shall be an independent legal counsel.

Section 12.     The Trust shall preserve copies of the Plan, any related agreement, and any report made pursuant to Section 7 for a period of not less than six years from the date of the Plan or of such agreement or report, the first two years in an easily accessible place.

Section 13.     As used in the Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust and have no direct or indirect financial interest in the operation of the Plan or any agreements related to it; (b) the terms “affiliated person”, “assignment”, “independent legal counsel”, “interested person” and “promoter” shall have the respective meanings specified in the Investment Company Act of 1940, as amended, and the rules and regulations thereunder, subject to such exemptions as may be granted by the Securities and Exchange Commission.

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SCHEDULE A

TO THE DISTRIBUTION AND SERVICE PLAN
DATED DECEMBER [    ], 2002

TCW Premier Opportunity Fund
TCW Premier Value Opportunities Fund

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